BANCO MACRO S.A.
Offer to Exchange its
10.750% Argentine Peso-Linked Notes Due 2012
for
10.750% Argentine Peso-Linked Notes Due 2012
Pursuant to the Prospectus
Dated August      , 2007
To Registered Holders and Euroclear and Clearstream Participants:
          Enclosed are the materials listed below relating to the offer by Banco Macro S.A., a sociedad anonima incorporated under the laws of Argentina (the “Company”), to exchange its new registered 10.750% Argentine Peso-Linked Notes Due 2012 (the “New Notes”), pursuant to an offering registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding unregistered 10.750% Argentine Peso-Linked Notes Due 2012 (the “Old Notes”) upon the terms and subject to the conditions set forth in the Prospectus dated August •, 2007 which constitutes the exchange offer (the “Exchange Offer”).
          Enclosed herewith are copies of the following documents:
          1. Prospectus dated August  , 2007;
          2. Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner; and
          3. Letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client’s instruction with regard to the Exchange Offer.
          We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00pm, New York City time, on • , 2007 extended.
          The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.
          Pursuant to the Prospectus, each holder of Old Notes will represent to the Company that (i) the holder is not an “affiliate” of the Company and (ii) the holder has no arrangement or understanding with any person to participate, and is not engaged and does not intend to engage, in a distribution (within the meaning of the Securities Act) of such New Notes. If the tendering holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, you will represent on behalf of such broker-dealer that the Old Notes to be exchanged for the New Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, such broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
          The enclosed Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

          The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it.
          Additional copies of the enclosed material may be obtained from the undersigned.
Very truly yours,
BANCO MACRO S.A.
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF BANCO MACRO S.A., OR HSBC BANK USA, NATIONAL ASSOCIATION OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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